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                                                                  Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                TSI INCORPORATED
                                       BY
                             JJF ACQUISITION, INC.
                                       AT
                          $14.00 NET PER SHARE IN CASH
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 11, 1999, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                                                                   July 12, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

    We have been engaged by JJF Acquisition, Inc. ("Purchaser") to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares"), of TSI Incorporated, a Minnesota corporation (the "Company"), at a price of $14.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Offer is conditioned upon, among, other things, (1) there being validly tendered and not withdrawn prior to the expiration date that number of shares, which, when added to the number of shares beneficially owned by the Purchaser and its affiliates, represents a majority of the total number of outstanding shares of the Company on a fully diluted basis (the "Minimum Tender Condition"),
(2) the Purchaser being satisfied, in its sole discretion, that the Company's shareholders have amended the Company's Bylaws to opt out of the Minnesota Control Share Acquisition Act and that Purchaser has voting rights in all shares acquired pursuant to the Offer (the "Control Share Condition"), (3) the Purchaser being satisfied, in its sole discretion, that the Company has taken appropriate measures such that the Offer is approved in accordance with the Minnesota Business Combination Act (the "Business Combination Condition"), (4) the election by shareholder vote, of the Purchaser's director nominees at the 1999 Annual Meeting of Shareholders (the "Election Condition"), (5) the Purchaser being satisfied, in its sole discretion, that the Company's shareholders at their July 22, 1999 Annual Meeting have adopted five proposals to amend the Company's Articles of Incorporation and Bylaws which are designed to limit the Company's ability to take various defensive measures to hinder or prevent the Company's shareholders from considering this or other acquisition offers (the "Bylaw and Article Proposals") and (6) Purchaser being satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to consummate the Offer (the "Financing Condition").

    The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.
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    For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase dated July 12, 1999;

        2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

        3. Notice of Guaranteed Delivery to be used to accept the offer if certificates for Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

        4. A form of letter which may sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5. A return envelope addressed to Firstar Bank of Minnesota, N.A., the Depositary.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for the Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 11, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (of facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedure for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures

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specified under Section 3, "Procedure for Accepting the Offer and Tendering
Shares" in the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          R.J. STEICHEN & CO.
                                          One Financial Plaza
                                          Suite 100, 120 South 6th Street
                                          Minneapolis, MN 55402
                                          (612) 341-6200

    Nothing contained herein or in the enclosed documents shall constitute you or any other person the Agent of Purchaser, the Dealer Manager, the Information Agent or the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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